LightPath Technologies Announces Third Quarter Financial Results

14% Increase in Revenues is Accompanied by 18% Rise in Backlog

ORLANDO, Fla., May 10, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the third quarter ended March 31, 2012.

(Logo: http://photos.prnewswire.com/prnh/20120202/FL45310LOGO)

Third Quarter Highlights:

  Backlog scheduled to ship within the next 12 months was $4.39 million as of March 31, 2012, an increase of 18% or $518,000 from June 30, 2011.
  Unit shipment volume in precision-molded optics increased 12% in the third quarter of fiscal 2012 compared to the same period of last year.
  Revenue for the third quarter of fiscal 2012 was $2.78 million compared to $2.43 million for the third quarter of fiscal 2011, an increase of 14%.
  Cash on hand as of March 31, 2012 was $490,000 as compared to $929,000 on June 30, 2011.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath's third quarter showed continued improvement in business conditions with strong bookings of $3.9 million across all of our product lines. These bookings include a major infrared contract from Raytheon Vision Systems, which helped drive an 18% increase in our 12-month backlog to $4.39 million. The Raytheon contract provides funding for infrared materials testing and analysis, process development and coating technology that we can leverage into our commercial business. We received the initial funding under this contract subsequent to the end of the third quarter and have begun work. Our work under this contract complements other investments we are implementing in our infrared technology development program and will accelerate our infrared efforts. We believe that over the next three years, sales of infrared products have the potential of doubling our revenue."

Mr. Gaynor added, "While we are excited about our progress in the emerging infrared business, our core business continues to grow. Bookings, excluding the Raytheon Vision Systems contract, have averaged $3.0 million over the last five quarters demonstrating the continued growth of our core business. Revenues also increased by 14% as compared to the third fiscal quarter of 2011 with signs of recovery in our industrial tool business in Asia and our entry into the imaging market."

Mr. Gaynor continued, "Our gross margin percentage for the third quarter of fiscal 2012 remained at 32% for the second quarter in a row. The factors that contributed to our gross margin percentage being lower than anticipated were, increased labor costs associated with our ramp up of the development of new infrared and collimator products and increased lens coating costs. The higher coating costs were due to a cleaning process issue that affected our yields and the conversion to lower cost glass materials that is temporarily impacting efficiencies. The coating on our higher-cost glass lenses is different from the coating on our lower-cost glass lenses and requires separate coating runs. Once the transition to lower-cost glass lenses is complete, we expect our coating efficiencies to improve and our costs to decrease. In an effort to improve gross margin in coming quarters, we implemented measures to reduce our manufacturing overhead costs by approximately $400,000 subsequent to the end of the third quarter of 2012. We believe these reductions will improve our gross margin percentage to the low to mid 40% range as soon as the fourth quarter."

Mr. Gaynor added, "We experienced revenue and backlog growth in a tough environment and expect to achieve continued revenue growth over time with new product introductions across all of our product lines, specifically with our infrared product line."

Financial Results for Three Months Ended March 31, 2012

Revenue for the third quarter of fiscal 2012 totaled approximately $2.78 million compared to approximately $2.43 million for the third quarter of fiscal 2011, an increase of 14%. This increase from the third quarter of the prior fiscal year was primarily attributable to an increase in sales volumes across all product lines. Unit shipment volume of precision molded optics increased by 12% in the third quarter of 2012 compared to the same period of the prior fiscal year. Growth in sales going forward is expected to be derived primarily from the precision molded lenses product line, particularly low cost lenses being sold in Asia and from infrared and collimator products.

The gross margin percentage in the third quarter of fiscal 2012 was 32% compared to 40% in the third quarter of fiscal 2011. Total manufacturing costs of $1.90 million increased by approximately $439,000 in the third quarter of fiscal 2012 compared to the same period of the prior fiscal year. The increase in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of directs costs of $242,000 for material, labor and outside services on increased sales, an increase of $35,000 in coating costs, and an increase of $85,000 in labor costs for the infrared and collimator products as we ramp up the development of these products. Direct costs, which include material, labor and services, were 24% of revenue in the third quarter of fiscal 2012, as compared to 27% of revenue in the third quarter of fiscal 2011.

During the third quarter of fiscal 2012, total costs and expenses increased $258,000 to $1.39 million compared to $1.13 million for the same period in fiscal 2011. This increase was primarily due to incurring expenses of $227,000 related to our securities offering which was subsequently withdrawn in the third quarter of fiscal 2012. Selling, general and administrative expenses were $1.14 million for the third quarter of fiscal 2012. Total operating loss for the third quarter of fiscal 2012 was approximately $506,000 compared to a loss of $151,000 for the same period in fiscal 2011.

Interest expense was $23,000 in the third quarter of fiscal 2012 as compared to $90,000 in the third quarter of fiscal 2011 which represents interest on the convertible debentures at 8% per annum and amortization of debt discount and debt costs. Loss on extinguishment of debt of $132,000 during the third quarter of fiscal 2011 resulted from the two year extension of the maturity date of the convertible debentures and included the write-off of approximately $89,000 of debt issuance costs and debt discount and premium of $43,000 from the debt exchange for a non-related debt holder.

Net loss for the third quarter of fiscal 2012 was $519,000 or $0.05 per basic and diluted common share, compared with a net loss of $376,000 or $0.04 per basic and diluted common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 9,767,640 in the third quarter of fiscal 2012 compared to 9,715,266 in the third quarter of fiscal 2011 which is primarily due to the issuance of shares of common stock for the payment of interest on convertible debentures, shares issued for our employee stock purchase plan and shares issued upon the exercise of incentive stock options.

Financial Results for Nine Months Ended March 31, 2012

Revenue for the first nine months of fiscal 2012 was approximately $8.18 million compared to approximately $7.22 million for the first nine months of fiscal 2011, an increase of 13%. This increase was primarily attributable to higher sales volumes in all of our major product lines. The number of units of precision molded optics sold increased by 35% due to our increased production capability and our pursuit of the low cost, high volume lens business. Growth in sales going forward is expected to be derived primarily from our precision molded optics product line, particularly our low cost lenses sold in Asia, and our infrared and collimator product lines.

Our gross margin percentage in the first nine months of fiscal 2012 decreased to 34% compared to 39% in the first nine months of fiscal 2011. Total manufacturing costs of $5.37 million were approximately $962,000 higher in the first nine months of fiscal 2012 compared to the same period of the prior fiscal year. This increase in manufacturing costs resulted from an increase in direct costs of $412,000 for materials, labor and outside services on increased revenues, an increase of $349,000 in labor costs for our collimator and infrared products as we ramp up the development of these products, and an increase of $174,000 in coating costs. Direct costs, which include material, labor and services, remained unchanged at 26% of revenue in the first nine months of fiscal 2012 and 2011.

During the first nine months of fiscal 2012, total costs and expenses increased $158,000 to approximately $3.84 million compared to approximately $3.68 million for the same period in fiscal 2011. As a result, total operating loss for the first nine months of fiscal 2012 increased to a loss of approximately $1.04 million compared to a loss of $879,000 for the same period in fiscal 2011.

Interest expense was approximately $69,000 in the first nine months of fiscal 2012 as compared to approximately $583,000 in the first nine months of fiscal 2011.

Net loss for the first nine months of fiscal 2012 was approximately $1.06 million or $0.11 per basic and diluted common share, compared with a net loss of approximately $1.60 million or $0.17 per basic and diluted common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 9,758,233 in the first nine months of fiscal 2012 compared to 9,474,204 in the first nine months of fiscal 2011, which is primarily due to the issuance of shares of common stock as payment of interest due on our convertible debentures, shares issued for our employee stock purchase plan and shares issued upon the exercise of incentive stock options.

Cash and cash equivalents totaled approximately $490,000 as of March 31, 2012. The current ratio as of March 31, 2012 was 2.17 to 1 compared to 3.01 to 1 as of June 30, 2011. Total stockholders' equity as of March 31, 2012 totaled approximately $3.31 million compared to $4.04 million as of June 30, 2011.

As of March 31, 2012 our 12-month backlog, was $4.39 million compared to $3.87 million as of June 30, 2011.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 10th at 4 p.m. EDT to discuss the Company's financial and operational performance for the third quarter of fiscal 2012.

Conference Call Details
Date: Thursday, May 10, 2012
Time: 4 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
Or

Dorothy Cipolla, CFO	OR:	Brett Maas, Managing Partner
LightPath Technologies, Inc.		Hayden IR
Tel: 407-382-4003 x305		Tel: 646-536-7331
Email: dcipolla@lightpath.com		Email: Brett@haydenir.com
Web: www.lightpath.com		Web: www.haydenir.com

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011

Net loss	$ (518,985)	$ (375,728)	$ (1,060,731)	$ (1,602,392)
Depreciation and amortization	286,014	227,861	857,721	655,131
Loss on extinguishment of debt	—	131,784	—	131,784
Interest expense	22,582	89,560	69,368	583,197
EBITDA	$ (210,389)	$ 73,477	$ (133,642)	$ (232,280)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income
(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
Product sales, net	$ 2,775,486	$2,434,056	8,180,749	$7,216,052
Cost of sales	1,895,724	1,456,758	5,374,593	4,412,173
Gross margin	879,762	977,298	2,806,156	2,803,879
Operating expenses:
Selling, general and administrative	1,141,366	861,051	3,020,869	2,929,578
New product development	236,643	265,746	795,894	736,838
Amortization of intangibles	8,217	8,217	24,651	24,651
Gain on sale of property and equipment	—	(7,211)	—	(7,751)
Total costs and expenses	1,386,226	1,127,803	3,841,414	3,683,316
Operating loss	(506,464)	(150,505)	(1,035,258)	(879,437)
Other income (expense):
Interest expense	(21,750)	(32,115)	(66,920)	(148,414)
Interest expense - debt discount	—	(46,746)	—	(316,590)
Interest expense - debt costs	(832)	(10,699)	(2,448)	(118,193)
Loss on extinguishment of debt	—	(131,784)	—	(131,784)
Other income (expense), net	10,061	(3,879)	43,895	(7,974)
Total other expense, net	(12,521)	(225,223)	(25,473)	(722,955)
Net loss	$ (518,985)	$ (375,728)	$ (1,060,731)	$ (1,602,392)
Loss per common share (basic and diluted)	$ (0.05)	$ (0.04)	$ (0.11)	$ (0.17)
Number of shares used in per share calculation	9,767,640	9,715,266	9,758,233	9,474,204
(basic and diluted)
Foreign currency translation adjustment	9,883	29,406	31,017	1,090
Comprehensive loss	$ (509,102)	$ (346,322)	$ (1,029,714)	$ (1,601,302)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(unaudited)
	March 31,	June 30,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$490,055	$928,900
Trade accounts receivable, net of allowance of $15,191 and $7,245	2,396,639	1,833,044
Inventories, net	1,563,441	1,622,637
Other receivables	20,654	30,943
Prepaid interest expense	29,000	7,250
Prepaid expenses and other assets	209,858	189,630
Total current assets	4,709,647	4,612,404

Property and equipment, net	2,120,527	2,373,022
Intangible assets, net	76,482	101,133
Debt costs, net	4,732	7,180
Other assets	27,737	27,737
Total assets	$6,939,125	$7,121,476
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,302,198	$928,790
Accrued liabilities	117,336	123,705
Accrued payroll and benefits	468,448	481,318
Deferred revenue	282,000	—
Total current liabilities	2,169,982	1,533,813

Deferred rent	371,509	464,262
8% convertible debentures to related parties	1,012,500	1,012,500
8% convertible debentures	75,000	75,000
Total liabilities	3,628,991	3,085,575

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 9,768,100 and 9,713,099
shares issued and outstanding, respectively	97,681	97,131
Additional paid-in capital	207,939,837	207,636,440
Accumulated other comprehensive income	81,610	50,593
Accumulated deficit	(204,808,994)	(203,748,263)
Total stockholders' equity	3,310,134	4,035,901
Total liabilities and stockholders' equity	$6,939,125	$7,121,476

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months ended
	March 31,
	2012	2011
Cash flows from operating activities
Net loss	$(1,060,731)	$(1,602,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	857,721	655,131
Interest from amortization of debt discount	—	316,590
Interest from amortization of debt costs	2,448	118,193
Gain on sale of property and equipment	—	(7,751)
Stock based compensation	202,802	161,660
Change in provision for doubtful accounts receivable	7,946	(14,355)
Deferred rent	(92,753)	(77,221)
Loss on extinguishment of debt	—	131,784
Changes in operating assets and liabilities:
Trade accounts receivables	(571,541)	213,307
Other receivables	10,289	—
Inventories	59,196	(541,438)
Prepaid expenses and other assets	45,022	142,943
Accounts payable and accrued liabilities	354,169	436,799
Deferred revenue	282,000	—
Net cash provided by (used in) operating activities	96,568	(66,750)
Cash flows from investing activities
Purchase of property and equipment	(580,575)	(694,597)
Proceeds from sale of equipment	—	7,751
Net cash used in investing activities	(580,575)	(686,846)
Cash flows from financing activities
Proceeds from exercise of stock options	—	5,653
Proceeds from sale of common stock from employee stock purchase plan	14,145	12,137
Costs associated with conversion of debentures	—	(6,748)
Exercise of warrants	—	231,659
Net cash provided by financing activities	14,145	242,701
Effect of exchange rate on cash and cash equivalents	31,017	1,090
Decrease in cash and cash equivalents	(438,845)	(509,805)
Cash and cash equivalents, beginning of period	928,900	1,464,351
Cash and cash equivalents, end of period	$ 490,055	$ 954,546

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,670	$ -
Income taxes paid	3,694	4,079
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	$ -	$ 832,500
Prepaid interest on convertible debentures through the issuance of	87,000	-
Premium from debt exchange	-	42,719

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Nine months ended March 31, 2012
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2011	9,713,099	$ 97,131	$207,636,440	$ 50,593	$(203,748,263)	$ 4,035,901
Issuance of common stock for:
Employee stock purchase plan	13,169	132	14,013	—	—	14,145
Interest payment on convertible debentures	41,832	418	86,582	—	—	87,000
Stock based compensation on stock
options and restricted stock units	—	—	202,802	—	—	202,802
Net loss	—	—	—	—	(1,060,731)	(1,060,731)
Foreign currency translation adjustment	—	—	—	31,017	—	31,017
Balance at March 31, 2012	9,768,100	$ 97,681	$207,939,837	$ 81,610	$(204,808,994)	$ 3,310,134